Exhibit 99.1

Contact:

Jeffrey J. Carfora, SEVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS SECOND QUARTER RESULTS

Bedminster, N.J. – July 29, 2020 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC) (the “Company”) announces its second quarter 2020 results.

This earnings release should be read in conjunction with the Company’s Q2 2020 Investor Update (and Supplemental Financial Information), a copy of which is available on our website at www.pgbank.com and via a current report on Form 8-K on the website of the Securities and Exchange Commission at www.sec.gov.

The Company recorded revenue of $90.87 million, net income of $9.62 million and diluted earnings per share (“EPS”) of $0.51 for the six months ended June 30, 2020, compared to $84.04 million, $22.98 million and $1.18, respectively, for the six months ended June 30, 2019. The decrease in net income and EPS for the 2020 year was the result of a $24.90 million provision for loan losses due primarily to the current environment created by the COVID-19 pandemic which led to increased qualitative loss factors when calculating the allowance for loan losses as described in the Q2 2020 Investor Update (and Supplemental Financial Information).  The 2020 six-month period included increased net interest income and non-interest income, which was partially offset by increased operating expenses (due in part to the wealth management firm acquired in September 2019). The 2020 six-month period also included a tax benefit of $3.2 million recorded in the first quarter of 2020 caused by the changes in the treatment of tax net operating losses (“NOL”) under the provisions of the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act.

For the quarter ended June 30, 2020, the Company recorded revenue of $44.59 million, net income of $8.24 million and diluted earnings per share (“EPS”) of $0.43, compared to $42.29 million, $11.55 million and $0.59, respectively, for the same three-month period last year. The decrease in net income and EPS for the 2020 quarter was the result of a $4.90 million provision for loan losses primarily due to the current environment created by the COVID-19 pandemic, which led to increased qualitative loss factors when calculating the allowance for loan losses as described in the Q2 2020 Investor Update (and Supplemental Financial Information).  The 2020 quarter included increased net interest income offset by increased operating expenses (due in part to the wealth management firm acquired in September 2019).

As previously announced, on July 25, 2019, the Company authorized the repurchase of up to 960,000 shares, or approximately 5% of its outstanding shares, through June 30, 2020.  Early in the first quarter of 2020, under this program, the Company purchased 220,222 shares, at an average price of $29.45, for a total cost of $6.5 million. With these purchases, the Company completed its 960,000 share repurchase program, at an average price of $28.63, for a total cost of $27.5 million.

Douglas L. Kennedy, President and CEO, said, “The COVID-19 pandemic continues to have a devastating effect on businesses both locally and nationally. Congress passed the CARES Act to provide fast and direct economic assistance to American workers, families and businesses.  One of the key programs created was the Paycheck Protection Program (“PPP”), which provided much needed funding to qualifying businesses and organizations.  During the second quarter, we strategically spent $225,000 on marketing and advertising related to the PPP program. We are proud to say that under this program we assisted businesses with approximately $600 million in loan fundings, saving approximately 50,000 jobs. Additionally, to further assist our clients, we granted loan payment deferrals of approximately $900 million as of June 30, 2020.  In order to provide the most benefit to our clients, the majority of deferrals granted were for a six-month period.  We will continue to support our clients, local businesses and community service organizations in these difficult times.”

Mr. Kennedy went on to note, “During the second quarter of 2020, the Company recorded $278,000 of charges related to the closure of the Whitehouse branch.”  Doug Kennedy, President and CEO, said, “We anticipate retaining the majority of the deposits associated with the branch and we expect expense saves that will recoup the charges in less than one year.”

For more information about our loan deferrals, including a breakdown by loan type and industry, as well as detail concerning our loan exposure to higher impacted industries, please see the Q2 2020 Investor Update (and Supplemental financial Information).

EXECUTIVE SUMMARY:

The following tables summarize specified financial measures for the periods shown.

Year over Year Comparison

	Six Months Ended	Six Months Ended
	June 30,	June 30,	Increase/
(Dollars in millions, except per share data)	2020	2019	(Decrease)
Net interest income	$63.72	$59.28	$4.44	7%
Wealth management fee income (A)	19.95	18.74	1.21	6
Capital markets activity (B)	3.77	2.16	1.61	75
Other income	3.43	3.86	(0.43)	(11)
Total other income	27.15	24.76	2.39	10
Operating expenses	57.25	51.89	5.36	10
Pretax income before provision for loan losses	33.62	32.15	1.47	5
Provision for loan and lease losses (C)	24.90	1.25	23.65	1,892
Pretax income	8.72	30.90	(22.18)	(72)
Income tax (benefit)/expense (D)	(0.90)	7.92	(8.82)	(111)
Net income	$9.62	$22.98	$(13.36)	(58)%
Diluted EPS	$0.51	$1.18	$(0.67)	(57)%

Total Revenue	$90.87	$84.04	$6.83	8%

Return on average assets annualized	0.35%	0.99%	(0.64)
Return on average equity annualized	3.80%	9.57%	(5.77)

(A)	The six months ended June 30, 2020 included wealth management fee income and expense related to Point View Wealth Management, (“Point View”), which was acquired effective September 1, 2019.
(B)	Capital markets activity includes loan level back-to-back swap activities, the SBA lending and sale program, and mortgage banking activities.
(C)

The six months ended June 30, 2020 included a provision for loan and lease losses of $24.90 million.  The increase in the provision for loan and lease losses was primarily due to the current environment created by the COVID-19 pandemic.

(D)	The 2020 year included a $3.2 million tax benefit related to the carryback of tax NOLs to prior years when the Federal tax rate was 14% higher.

June 2020 Quarter Compared to Prior Year Quarter

	Three Months Ended	Three Months Ended
	June 30,	June 30,	Increase/
(Dollars in millions, except per share data)	2020	2019	(Decrease)
Net interest income	$31.97	$29.27	$2.70	9%
Wealth management fee income (A)	10.00	9.57	0.43	4
Capital markets activity (B)	1.01	1.43	(0.42)	(29)
Other income	1.61	2.02	(0.41)	(20)
Total other income	12.62	13.02	(0.40)	(3)
Operating expenses	29.01	26.17	2.84	11
Pretax income before provision for loan losses	15.58	16.12	(0.54)	(3)
Provision for loan and lease losses (C)	4.90	1.15	3.75	326
Pretax income	10.68	14.97	(4.29)	(29)
Income tax expense	2.44	3.42	(0.98)	(29)
Net income	$8.24	$11.55	$(3.31)	(29)%
Diluted EPS	$0.43	$0.59	$(0.16)	(27)%

Total Revenue	$44.59	$42.29	$2.30	5%

Return on average assets annualized	0.56%	0.99%	(0.43)
Return on average equity annualized	6.56%	9.49%	(2.93)

(A)	The June 2020 quarter included a full quarter of wealth management fee income and expense related to Point View, which was acquired effective September 1, 2019.
(B)	Capital markets activity includes loan level back-to-back swap activities, the SBA lending and sale program, and mortgage banking activities.
(C)

The June 2020 quarter included a provision for loan and lease losses of $4.90 million.  The increase in the provision for loan and lease losses was primarily due to the current environment created by the COVID-19 pandemic.

June 2020 Quarter Compared to Linked Quarter

	Three Months Ended	Three Months Ended
	June 30,	March 31,	Increase/
(Dollars in millions, except per share data)	2020	2020	(Decrease)
Net interest income	$31.97	$31.75	$0.22	1%
Wealth management fee income	10.00	9.96	0.04	0
Capital markets activity (A)	1.01	2.76	(1.75)	(63)
Other income	1.61	1.80	(0.19)	(11)
Total other income	12.62	14.52	(1.90)	(13)
Operating expenses	29.01	28.24	0.77	3
Pretax income before provision for loan losses	15.58	18.03	(2.45)	(14)
Provision for loan and lease losses (B)	4.90	20.00	(15.10)	(76)
Pretax (loss)/income	10.68	(1.97)	12.65	(642)
Income tax (benefit)/expense (C)	2.44	(3.34)	5.78	(173)
Net income	$8.24	$1.37	$6.87	501%
Diluted EPS	$0.43	$0.07	$0.36	514%

Total Revenue	$44.59	$46.27	$(1.68)	(4)%

Return on average assets annualized	0.56%	0.11%	0.45
Return on average equity annualized	6.56%	1.08%	5.48

(A)	Capital markets activity includes loan level back-to-back swap activities, the SBA lending and sale program, and mortgage banking activities.

(B)	The increase in the provision for loan and lease losses for both the March and June quarters was primarily due to the current environment created by the COVID-19 pandemic.
(C)	The March 2020 quarter included a $3.2 million tax benefit related to the carryback of tax NOLs to prior years when the Federal tax rate was 14% higher.

The Company’s near-term priorities include:

•	Continue our emphasis on the health and safety of our employees and clients.
•	Adapt the way in which we interact with clients and prospects to reflect the current environment.
•	Continue to manage emerging credit risk associated with the environment caused by the COVID-19 pandemic.
•	Conservatively manage capital and liquidity in response to current market conditions.
•	Pursue new client opportunities presented by the PPP.
•	Accelerate digital enhancement initiatives to improve the client experience.
•	Continue to grow and expand our wealth management and commercial banking businesses.

Other select highlights for the quarter included:

•

Wealth management fee income, which comprised approximately 22% of the Company’s total revenue for the quarter ended June 30, 2020, continues to contribute significantly to the Company’s diversified revenue sources.

•

Total commercial and industrial (“C&I”) loans (including equipment finance leases and loans of $694 million and $547 million of PPP loans) at June 30, 2020 were $2.32 billion.  This reflected net growth of $798 million (53%) when compared to $1.52 billion at June 30, 2019 and reflected net growth of $506 million when compared to the March 31, 2020 balance (28% growth linked quarter; 112% annualized).

•	As of June 30, 2020, total C&I loans (including PPP loans) comprised 47% of the total loan portfolio, as compared to 38% at June 30, 2019.
•

Deposits totaled $4.85 billion at June 30, 2020.  This reflected net growth of $756 million (18%) when compared to $4.10 billion at June 30, 2019 and net growth of $411 million (9% growth linked quarter; 37% annualized) when compared to the March 31, 2020 balance.

•

In addition to $1.2 billion (19% of total assets) of balance sheet liquidity (investments, interest-earning deposits and cash), the Company also has access to approximately $2.8 billion of available secured funding at the Federal Home Loan Bank and the Federal Reserve.

•

The Company’s and Bank’s capital ratios at June 30, 2020 remain strong and the Company’s tangible book value per share at June 30, 2020 was $24.76 reflecting an increase of 4% from $23.74 at June 30, 2019, despite share repurchases made in the previous quarter and the higher than normal provision for loan losses.

•	Asset quality metrics continued to be strong as of June 30, 2020. Nonperforming assets at June 30, 2020 were $26.7 million, or 0.43% of total assets.

SUPPLEMENTAL QUARTERLY DETAILS:

Wealth Management Business

In the June 2020 quarter, the Bank’s wealth management business generated $10.00 million in fee income, compared to $9.57 million for the June 2019 quarter, and $9.96 million for the March 2020 quarter. The June 2020 and March 2020 quarters included three months of fee income related to Point View, which was acquired effective September 1, 2019.

The market value of the Company’s assets under management and/or administration (“AUM/AUA”) increased from $6.4 billion at March 31, 2020 to $7.2 billion at June 30, 2020, reflecting a 13% increase. Changes in the market value of the Company’s AUM/AUA are approximately 70% correlated to the changes in value of the S&P index, which increased approximately 20% from March 31, 2020 to June 30, 2020.

John P. Babcock, President of the “Peapack Private Wealth Management” division, said, “Client retention during the COVID-19 crisis continues to be excellent with negligible account closings and no atypical withdrawal activity. Proactive client outreach continues at full strength.” Babcock went on to note, “We continue to look to grow our wealth business organically and through acquisition, and our pipeline for both is strong.”

Loans / Commercial Banking

Total loans of $4.90 billion at June 30, 2020 increased from $4.03 billion at June 30, 2019 (22% annual growth), and $484 million (11% growth linked quarter; 44% annualized) from $4.42 billion at March 31, 2020. Growth was driven by robust PPP loan originations of $596 million for the three and six months ended June 30, 2020. As noted last quarter, we expect reduced origination levels (excluding PPP loan originations), relative to 2019 levels, but also expect reduced amortization and paydown levels.

Total C&I loans (including equipment finance leases and loans of $694 million and $547 million of PPP loans) at June 30, 2020 were $2.32 billion.  This reflected net growth of $798 million (53%) when compared to $1.52 billion at June 30, 2019 and reflected net growth of $506 million when compared to $1.81 billion at March 31, 2020 (28% growth linked quarter; 112% annualized). Excluding PPP loans, total C&I loans declined slightly in the quarter due to the paydown of several large lines of credit where the borrower did not need the funds.

The Company maintains a well-diversified loan portfolio, by loan type and by industry concentration, as detailed in the Q2 2020 Investor Update (and Supplemental Financial Information).

Mr. Kennedy noted, “As I noted in prior periods, our Corporate Advisory business compliments our commercial banking and wealth management businesses by giving us the capability to engage in high level strategic debt, capital and valuation analysis coupled with succession, estate and wealth planning strategies, enabling us to provide a unique boutique level of service, giving us a competitive advantage over much of our peers.”

Funding / Liquidity / Interest Rate Risk Management

The Company actively manages its deposit base to reduce reliance on wholesale sourced deposits, volatility, and/or operational risk.  Total deposits for the June 2020 quarter increased $411 million (largely noninterest bearing deposits) from the $4.44 billion at March 31, 2020 to $4.85 billion at June 30, 2020 despite decreasing interest bearing demand brokered deposits by $50 million.  Mr. Kennedy noted, “Of our total deposits only 17 percent are above the FDIC insurance limit, reinforcing the “core” nature of our deposit base.”

For the quarter ended June 30, 2020, the Company’s balance sheet liquidity (investments, interest-earning deposits and cash) remained at $1.2 billion (or 19% of assets). Loan growth in PPP loans were funded by the Paycheck Protection Program Liquidity Facility, which provides funding at 35 basis points and is secured by PPP loans.  In late April, the Company repaid the $500 million one-month borrowing from the Federal Home Loan Bank.

As of June 30, 2020, in addition to the $1.2 billion of balance sheet liquidity, the Company also had approximately $1.8 billion of secured funding available from the Federal Home Loan Bank. Additionally, the Company also had $1.0 billion of secured funding available from the Federal Reserve Discount Window.

Mr. Kennedy noted, “As a commercial bank, a large portion of our loans reprice when the Fed changes rates. The 150 basis point reduction in target Fed Funds near the end of Q1 2020 had the effect of reducing the Company’s interest income earned on assets by approximately $24 million on an annualized basis. However, at the same time, we were able to strategically reprice our deposits over time to offset most of that decline by the end of 2020.”

Net Interest Income (NII)/Net Interest Margin (NIM)

	Six Months Ended		Six Months Ended
	June 30, 2020		June 30, 2019
	NII	NIM	NII	NIM

NII/NIM excluding the below	$61,403	2.54%	$58,467	2.73%
Prepayment premiums received on loan paydowns	901	0.04%	678	0.02%
Effect of maintaining excess interest earning cash	(563)	-0.15%	130	-0.08%
Effect of PPP loans	1,977	-0.02%	—	0.00%
NII/NIM as reported	$63,718	2.41%	$59,275	2.67%

	Three Months Ended		Three Months Ended		Three Months Ended
	June 30, 2020		March 31, 2020		June 30, 2019
	NII	NIM	NII	NIM	NII	NIM

NII/NIM excluding the below	$29,881	2.45%	$31,279	2.60%	$28,938	2.69%
Prepayment premiums received on loan paydowns	376	0.03%	525	0.05%	246	0.02%
Effect of maintaining excess interest earning cash	(263)	-0.19%	(57)	-0.08%	84	-0.07%
Effect of PPP loans	1,977	-0.02%	—	0.00%	—	0.00%
NII/NIM as reported	$31,971	2.27%	$31,747	2.57%	$29,268	2.64%

As shown above, the Company’s reported NIM declined 30 basis points compared to the linked quarter, while core NIM declined only 15 basis points compared to the linked quarter. As noted previously, as a commercial bank, the Company is asset sensitive with a large portion of its commercial loan portfolio tied to one-month LIBOR. The decline in the core NIM was a function of the precipitous decline in one-month LIBOR in the second quarter.

Future net interest income will be benefitted from interest and fees from PPP loans. As of June 30, 2020, excluding PPP loans held for sale, the Company had $558 million of gross PPP loans, with net deferred fees of $11 million that will be amortized to net interest income over the life of the loans, which have a stated maturity of two to five years.  However, these loans may be eligible for loan forgiveness by the SBA at an earlier date, which would accelerate the amortization of the net deferred fees.

Future net interest income will also be benefitted by the repricing of the Company’s time certificates of deposit (“CDs”). Over the six-month period of July to December 2020, approximately $300 million of CDs with an average rate of approximately 1.50% will mature.

Other Noninterest Income (other than Wealth Management fee income)

Noninterest income from Capital Markets activities (loan level back-to-back swap activities, the SBA lending and sale program, and mortgage banking income) totaled $1.01 million for the June 2020 quarter compared to $2.76 million for the March 2020 quarter and $1.43 million for the June 2019 quarter.  The June 2020 quarter reflected increased mortgage banking activity due to greater refinance activity in the current low rate environment. The June 2020 quarter also included a significant decrease in loan level back-to-back swap activities and SBA lending and sale program, as there is, and will continue to be, minimal activity for such in the current environment.

Operating Expenses

The Company’s total operating expenses were $29.01 million for the quarter ended June 30, 2020, compared to $28.24 million for the March 2020 quarter and $26.17 million for the June 2019 quarter.  The June 2020 and March 2020 quarters included three months of expenses (approximately $500,000 per quarter) related to Point View’s operations. The June 2020 quarter also included a one-time expense of $278,000 related to the closure of the

Whitehouse branch.  The Company believes that it will retain the majority of the deposits that were associated with that branch and will recoup closure expenses in less than one year by saving approximately $300,000 per year in operating expenses going forward.  The Company also strategically spent $225,000 on marketing and advertising related to the PPP program during the June 2020 quarter. FDIC insurance expense increased to $455,000 in the June 2020 quarter from $250,000 in the March 2020 quarter and $277,000 in the June 2019 quarter, due to asset growth and a partial credit applied in the March 2020 quarter.

Income Taxes

The Company recorded a $3.34 million tax benefit during the first quarter of 2020, principally as a result of a $3.2 million Federal income tax benefit that resulted from a tax NOL carryback. The Company had a $23 million operating loss for tax purposes in 2018 (when the Federal tax rate was 21%) resulting from accelerated tax depreciation. Under the CARES Act, the Company was allowed to carry this NOL back to a period when the Federal tax rate was 35%, generating a permanent tax benefit.  The effective tax rate for the three months ended June 30, 2020 was 22.85%, which included a benefit from a New Jersey state credit related to deferred tax liabilities effected by the surtax imposed by New Jersey in 2019. Excluding such benefit, the effective rate for the June 2020 quarter would have been approximately 26.5%.

Asset Quality / Provision for Loan and Lease Losses

For further details, see the Q2 2020 Investor Update (and Supplemental Financial Information).

Nonperforming assets at June 30, 2020 (which does not include troubled debt restructured loans that are performing in accordance with their terms) were $26.7 million, or 0.43% of total assets, down from $29.4 million, or 0.50% of total assets, at March 31, 2020 and $31.2 million, or 0.64% of total assets, at June 30, 2019.  Total loans past due 30 through 89 days and still accruing were $3.8 million at June 30, 2020, compared to $8.3 million at March 31, 2020 and $432,000 at June 30, 2019.

For the quarter ended June 30, 2020, the Company’s provision for loan and lease losses was $4.90 million compared to $20.00 million for the March 2020 quarter and $1.15 million for the June 2019 quarter. The increased provision for loan losses in the June and March 2020 quarters reflects the current environment created by the COVID-19 pandemic which led to increased qualitative loss factors when calculating the allowance for loan losses. The first quarter 2020 provision included higher qualitative factors related to elevated unemployment levels and loan deferral requests and approvals.  The Company’s provision for loan and lease losses (and its allowance for loan and lease losses) also reflect, among other things, the Company’s assessment of asset quality metrics, net loan growth, net charge-offs/recoveries, and the composition of the loan portfolio.

At June 30, 2020, the allowance for loan and lease losses was $66.07 million (1.52% of total loans, excluding PPP loans), compared to $63.78 million at March 31, 2020 (1.44% of total loans), and $39.79 million at June 30, 2029 (0.99% of total loans).

Capital / Dividend / Stock Repurchase Program

The Company’s capital position during the June 2020 quarter was benefitted by net income of $8.2 million.

As previously stated, the Company authorized a 5% (960,000 shares) stock repurchase program on July 25, 2019 which the Company completed the program in the first quarter of 2020.

The Company’s and Bank’s capital ratios at June 30, 2020 all remain strong.  Such ratios remain well above regulatory well capitalized standards.

The Company employs quarterly capital stress testing run under multiple scenarios, including a no growth, severely adverse case. In such case as of May 31, 2020, the Bank remains well capitalized over a two-year stress period. With a Pandemic stress overlay on this case, the Bank still remains well capitalized over the two-year stress period. For further details, see the Q2 2020 Investor Update (and Supplemental Financial Information).

On July 28, 2020, the Company declared a cash dividend of $0.05 per share payable on August 25, 2020 to shareholders of record on August 11, 2020.

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $6.3 billion and AUM/AUA administration of $7.2 billion as of June 30, 2020.  Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative wealth management, commercial and retail solutions, including residential lending and online platforms, to businesses and consumers.  Peapack Private, the bank’s wealth management division, offers comprehensive financial, tax, fiduciary and investment advice and solutions, to individuals, families, privately-held businesses, family offices and not-for-profit organizations, which help them to establish, maintain and expand their legacy.  Together, Peapack-Gladstone Bank and Peapack Private offer an unparalleled commitment to client service.  Visit www.pgbank.com and www.peapackprivate.com for more information.

The foregoing may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions.  These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may” or similar statements or variations of such terms.  Actual results may differ materially from such forward-looking statements.  Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to:

•

our inability to successfully grow our business and implement our strategic plan, including an inability to generate revenues to offset the increased personnel and other costs related to the strategic plan;

•	the impact of anticipated higher operating expenses in 2020 and beyond;
•	our inability to successfully integrate wealth management firm acquisitions;
•	our inability to manage our growth;
•	our inability to successfully integrate our expanded employee base;
•	an unexpected decline in the economy, in particular in our New Jersey and New York market areas;
•	declines in our net interest margin caused by the interest rate environment and/or our highly competitive market;
•	declines in value in our investment portfolio;
•	impact on our business from a pandemic event on our business, operations, customers, allowance for loan losses and capital levels;
•	higher than expected increases in our allowance for loan and lease losses;
•	higher than expected increases in loan and lease losses or in the level of nonperforming loans;
•	changes in interest rates;
•	decline in real estate values within our market areas;
•

legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) that may result in increased compliance costs;

•	successful cyberattacks against our IT infrastructure and that of our IT and third party providers;
•	higher than expected FDIC insurance premiums;
•	adverse weather conditions;
•	our inability to successfully generate new business in new geographic markets;
•	our inability to execute upon new business initiatives;
•	our lack of liquidity to fund our various cash obligations;
•	reduction in our lower-cost funding sources;
•	our inability to adapt to technological changes;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters;
•	our inability to retain key employees;
•	demands for loans and deposits in our market areas;
•	adverse changes in securities markets;
•	changes in accounting policies and practices; and
•	other unexpected material adverse changes in our operations or earnings.

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

•	demand for our products and services may decline, making it difficult to grow assets and income;
•

if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;

•	collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;
•	our allowance for loan losses may have to be increased if borrowers experience financial difficulties, which will adversely affect our net income;
•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;
•

as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income;

•	a material decrease in net income or a net loss over several quarters could result in a decrease in the rate of our quarterly cash dividend;
•	our wealth management revenues may decline with continuing market turmoil;
•	a worsening of business and economic conditions or in the financial markets could result in an impairment of certain intangible assets, such as goodwill;
•

the unanticipated loss or unavailability of key employees due to the outbreak, which could harm our ability to operate our business or execute our business strategy, especially as we may not be successful in finding and integrating suitable successors;

•	we may face litigation, regulatory enforcement and reputation risk as a result of our participation in the PPP and the risk that the SBA may not fund some or all PPP loan guaranties;
•	our cyber security risks are increased as the result of an increase in the number of employees working remotely; and
•	FDIC premiums may increase if the agency experience additional resolution costs.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2019.  We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the Three Months Ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
	2020	2020	2019	2019	2019
Income Statement Data:
Interest income	$41,649	$45,395	$45,556	$45,948	$44,603
Interest expense	9,678	13,648	14,642	15,863	15,335
Net interest income	31,971	31,747	30,914	30,085	29,268
Wealth management fee income	9,996	9,955	10,120	9,501	9,568
Service charges and fees	695	816	893	882	897
Bank owned life insurance	318	328	325	332	326
Gain on loans held for sale at fair value (B) (Mortgage banking)	550	292	344	198	132
Loss on loans held for sale at lower of cost or fair value	—	(3)	(4)	(6)	—
Fee income related to loan level, back-to-back (B) swaps	202	1,418	2,459	2,349	721
Gain on sale of SBA loans (B)	258	1,054	929	224	573
Other income	482	459	504	902	740
Securities gains/(losses), net	125	198	(45)	34	69
Total other income	12,626	14,517	15,525	14,416	13,026
Salaries and employee benefits	19,186	19,226	17,954	17,476	17,543
Premises and equipment	4,036	4,043	3,898	3,849	3,600
FDIC insurance expense	455	250	—	(277)	277
Other expenses	5,337	4,716	4,849	5,211	4,753
Total operating expenses	29,014	28,235	26,701	26,259	26,173
Pretax income before provision for loan losses	15,583	18,029	19,738	18,242	16,121
Provision for loan and lease losses (A)	4,900	20,000	1,950	800	1,150
Income/(loss) before income taxes	10,683	(1,971)	17,788	17,442	14,971
Income tax expense/(benefit) (C)	2,441	(3,344)	5,555	5,216	3,421
Net income	$8,242	$1,373	$12,233	$12,226	$11,550

Total revenue (D)	$44,597	$46,264	$46,439	$44,501	$42,294
Per Common Share Data:
Earnings per share (basic)	$0.44	$0.07	$0.64	$0.63	$0.59
Earnings per share (diluted)	0.43	0.07	0.64	0.63	0.59
Weighted average number of common shares outstanding:
Basic	18,872,070	18,858,343	18,966,917	19,314,666	19,447,155
Diluted	19,059,822	19,079,575	19,207,738	19,484,905	19,568,371
Performance Ratios:
Return on average assets annualized (ROAA)	0.56%	0.11%	0.98%	1.00%	0.99%
Return on average equity annualized (ROAE)	6.56%	1.08%	9.81%	9.87%	9.49%
Net interest margin (tax-equivalent basis)	2.27%	2.57%	2.60%	2.60%	2.64%
GAAP efficiency ratio (E)	65.06%	61.03%	57.50%	59.01%	61.88%
Operating expenses / average assets annualized	1.97%	2.18%	2.13%	2.16%	2.25%

(A)	The March 2020 and June 2020 quarters included a higher provision for loan and lease losses primarily due to the current environment created by the COVID-19 pandemic.
(B)

Gain on loans held for sale at fair value (mortgage banking), fee income related to loan level, back-to-back swaps and gain on sale of SBA loans are all included in “capital markets activity” as referred to within the earnings release.

(C)	The March 2020 quarter included a $3.2 million tax benefit related to the carryback of tax NOLs to prior years when the Federal tax rate was 14% higher.
(D)	Total revenue includes net interest income plus total other income.
(E)	Calculated as total operating expenses as a percentage of total revenue. For Non-GAAP efficiency ratio, see Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the Six Months Ended
	June 30,		Change
	2020	2019	$	%
Income Statement Data:
Interest income	$87,044	$89,166	$(2,122)	-2%
Interest expense	23,326	29,891	(6,565)	-22%
Net interest income	63,718	59,275	4,443	7%
Wealth management fee income	19,951	18,742	1,209	6%
Service charges and fees	1,511	1,713	(202)	-12%
Bank owned life insurance	646	664	(18)	-3%
Gain on loans held for sale at fair value (Mortgage banking) (B)	842	179	663	370%
Gain on loans held for sale at lower of cost or fair value	(3)	—	(3)	N/A
Fee income related to loan level, back-to-back swaps (B)	1,620	991	629	63%
Gain on sale of SBA loans (B)	1,312	992	320	32%
Other income	941	1,346	(405)	-30%
Securities gains/(losses), net	323	128	195	152%
Total other income	27,143	24,755	2,388	10%
Salaries and employee benefits	38,412	34,699	3,713	11%
Premises and equipment	8,079	6,988	1,091	16%
FDIC insurance expense	705	554	151	27%
Other expenses	10,053	9,647	406	4%
Total operating expenses	57,249	51,888	5,361	10%
Pretax income before provision for loan losses	33,612	32,142	1,470	5%
Provision for loan and lease losses (A)	24,900	1,250	23,650	1892%
Income before income taxes	8,712	30,892	(22,180)	-72%
Income tax (benefit)/expense (C)	(903)	7,917	(8,820)	-111%
Net income	$9,615	$22,975	$(13,360)	-58%

Total revenue (D)	$90,861	$84,030	$6,831	8%
Per Common Share Data:
Earnings per share (basic)	$0.51	$1.18	$(0.67)	-57%
Earnings per share (diluted)	0.51	1.18	(0.67)	-57%
Weighted average number of common shares outstanding:
Basic	18,865,206	19,399,071	(533,865)	-3%
Diluted	18,991,056	19,528,536	(537,480)	-3%
Performance Ratios:
Return on average assets annualized (ROAA)	0.35%	0.99%	(0.64)%	-65%
Return on average equity annualized (ROAE)	3.80%	9.57%	(5.77)%	-60%
Net interest margin (tax-equivalent basis)	2.41%	2.67%	(0.26)%	-10%
GAAP efficiency ratio (E)	63.01%	61.75%	1.26%	2%
Operating expenses / average assets annualized	2.07%	2.23%	(0.16)%	-7%

(A)	The increase in the provision for loan and lease losses in 2020 was primarily due to the current environment created by the COVID-19 pandemic.
(B)

Gain on loans held for sale at fair value (mortgage banking), fee income related to loan level, back-to-back swaps and gain on sale of SBA loans are all included in “capital markets activity” as referred to within the earnings release

(C)	2020 year included a $3.2 million tax benefit related to the carryback of tax NOLs to prior years when the Federal tax rate was 14% higher.
(D)	Total revenue includes net interest income plus total other income.
(E)	Calculated as total operating expenses as a percentage of total revenue. For Non-GAAP efficiency ratio, see Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)

(Unaudited)

	As of
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
	2020	2020	2019	2019	2019
ASSETS
Cash and due from banks	$5,608	$6,171	$6,591	$5,770	$5,351
Federal funds sold	102	102	102	101	101
Interest-earning deposits	617,117	767,730	201,492	221,242	298,575
Total cash and cash equivalents	622,827	774,003	208,185	227,113	304,027
Securities available for sale	539,742	400,558	390,755	349,989	378,839
Equity security	15,159	14,034	10,836	7,881	4,847
FHLB and FRB stock, at cost	18,598	40,871	24,068	21,403	18,338
Residential mortgage	536,015	532,063	552,019	561,543	572,926
Multifamily mortgage	1,178,494	1,203,487	1,210,003	1,197,093	1,129,476
Commercial mortgage	761,910	760,648	761,244	721,261	694,674
Commercial loans (B)	2,316,125	1,810,214	1,776,450	1,575,076	1,518,591
Consumer loans	53,111	53,365	54,372	53,829	53,995
Home equity lines of credit	54,006	55,856	57,248	58,423	62,522
Other loans	272	347	349	380	424
Total loans	4,899,933	4,415,980	4,411,685	4,167,605	4,032,608
Less: Allowances for loan and lease losses	66,065	63,783	43,676	41,580	39,791
Net loans	4,833,868	4,352,197	4,368,009	4,126,025	3,992,817
Premises and equipment	21,449	21,243	20,913	20,898	20,987
Other real estate owned	50	50	50	336	—
Accrued interest receivable	15,956	11,816	10,494	11,759	11,594
Bank owned life insurance	46,479	46,309	46,128	45,940	45,744
Goodwill and other intangible assets	39,943	40,265	40,588	41,111	31,941
Finance lease right-of-use assets	4,704	4,891	5,078	5,265	5,452
Operating lease right-of-use assets	10,810	11,553	12,132	10,328	11,017
Other assets (A)	111,630	113,668	45,643	57,361	45,631
TOTAL ASSETS	$6,281,215	$5,831,458	$5,182,879	$4,925,409	$4,871,234

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$911,989	$581,085	$529,281	$544,464	$544,431
Interest-bearing demand deposits	1,804,102	1,680,452	1,510,363	1,352,471	1,388,821
Savings	123,140	112,668	112,652	115,448	112,438
Money market accounts	1,183,603	1,163,410	1,196,313	1,196,188	1,207,358
Certificates of deposit – Retail	629,941	651,000	633,763	583,425	570,384
Certificates of deposit – Listing Service	35,327	38,895	47,430	55,664	58,541
Subtotal “customer” deposits	4,688,102	4,227,510	4,029,802	3,847,660	3,881,973
IB Demand – Brokered	130,000	180,000	180,000	180,000	180,000
Certificates of deposit – Brokered	33,736	33,723	33,709	33,696	33,682
Total deposits	4,851,838	4,441,233	4,243,511	4,061,356	4,095,655
Short-term borrowings	15,000	515,000	128,100	67,000	—
FHLB advances	105,000	105,000	105,000	105,000	105,000
Paycheck Protection Program Liquidity Facility (C)	535,837	—	—	—	—
Finance lease liability	7,196	7,402	7,598	7,793	7,985
Operating lease liability	11,116	11,852	12,423	10,619	11,269
Subordinated debt, net	83,529	83,473	83,417	83,361	83,305
Other liabilities (A)	163,719	160,173	91,227	94,930	74,132
Due to brokers	—	10,885	7,951	—	—
TOTAL LIABILITIES	5,773,235	5,335,018	4,679,227	4,430,059	4,377,346
Shareholders’ equity	507,980	496,440	503,652	495,350	493,888
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$6,281,215	$5,831,458	$5,182,879	$4,925,409	$4,871,234
Assets under management and / or administration at Peapack-Gladstone Bank’s Private Wealth Management Division (market value, not included above-dollars in billions)	$7.2	$6.4	$7.5	$7.0	$6.6

(A)	The increase in other assets and other liabilities at March 31, 2020 and June 30, 2020 was primarily due to the change in the fair value of our back-to-back swap program.
(B)	Includes PPP loans of $547 million at June 30, 2020.

(C)	Represents funding provided by the Federal Reserve for pledged PPP loans at June 30, 2020.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
	2020	2020	2019	2019	2019
Asset Quality:
Loans past due over 90 days and still accruing	$—	$—	$—	$—	$—
Nonaccrual loans	26,697	29,324	28,881	29,383	31,150
Other real estate owned	50	50	50	336	—
Total nonperforming assets	$26,747	$29,374	$28,931	$29,719	$31,150

Nonperforming loans to total loans	0.54%	0.66%	0.65%	0.71%	0.77%
Nonperforming assets to total assets	0.43%	0.50%	0.56%	0.60%	0.64%

Performing TDRs (A)(B)	$2,376	$2,389	$2,357	$2,527	$3,772

Loans past due 30 through 89 days and still accruing (C)	$3,785	$8,261	$1,910	$6,333	$432

Classified loans	$57,776	$58,938	$58,908	$53,882	$56,135

Impaired loans	$33,708	$36,369	$35,924	$36,627	$34,941

Allowance for loan and lease losses:
Beginning of period	$63,783	$43,676	$41,580	$39,791	$38,653
Provision for loan and lease losses	4,900	20,000	1,950	800	1,150
Recoveries (charge-offs), net	(2,618)	107	146	989	(12)
End of period	$66,065	$63,783	$43,676	$41,580	$39,791

ALLL to nonperforming loans	247.46%	217.51%	151.23%	141.51%	127.74%
ALLL to total loans (D)	1.518%	1.444%	0.990%	0.998%	0.987%
General ALLL to total loans (D)(E)	1.418%	1.301%	0.927%	0.932%	0.956%

(A)	Amounts reflect TDRs that are paying according to restructured terms.
(B)

Amount does not include $23.2 million at June 30, 2020, $25.9 million at March 31, 2020, $25.8 million at December 31, 2019, $19.7 million at September 30, 2019, and $19.8 million at June 30, 2019, of TDRs included in nonaccrual loans.

(C)

Includes a non-owner occupied CRE loan with a balance of $3.5 million at March 31, 2020.  This loan was brought fully current in early April 2020.  The $6.3 million at September 30, 2019 included one $4.3 million commercial real estate loan that was in process of a rate modification (not a TDR modification).  The loan was brought fully current in early October 2019.

(D)	The June 30, 2020 ALLL coverage ratios exclude PPP loans of $547 million from total loans.
(E)	Total ALLL less specific reserves equals general ALLL.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	June 30,	December 31,	June 30,
	2020	2019	2019
Capital Adequacy
Equity to total assets (A)(J)	8.09%	9.72%	10.14%
Tangible Equity to tangible assets (B)	7.50%	9.01%	9.55%
Tangible Equity to tangible assets excluding PPP loans (C)	8.22%	9.01%	9.55%
Book value per share (D)	$26.87	$26.61	$25.38
Tangible Book Value per share (E)	$24.76	$24.47	$23.74

	June 30,		December 31,		June 30,
	2020		2019		2019
Regulatory Capital – Holding Company
Tier I leverage	$468,898	8.57%	$463,521	9.33%	$462,675	10.01%
Tier I capital to risk-weighted assets	468,898	11.35	463,521	11.14	462,675	11.96
Common equity tier I capital ratio to risk-weighted assets	468,863	11.35	463,520	11.14	462,673	11.96
Tier I & II capital to risk-weighted assets	604,258	14.62	590,614	14.20	585,771	15.14

Regulatory Capital – Bank
Tier I leverage (F)	$534,794	9.79%	$527,833	10.63%	$533,043	11.54%
Tier I capital to risk-weighted assets (G)	534,794	12.96	527,833	12.70	533,043	13.79
Common equity tier I capital ratio to risk-weighted assets (H)	534,759	12.95	527,832	12.70	533,041	13.79
Tier I & II capital to risk-weighted assets (I)	586,574	14.21	571,509	13.76	572,834	14.82

(A)	Equity to total assets is calculated as total shareholders’ equity as a percentage of total assets at period end.
(B)

Tangible equity and tangible assets are calculated by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. Tangible equity as a percentage of tangible assets at period end is calculated by dividing tangible equity by tangible assets at period end.  See Non-GAAP financial measures reconciliation included in these tables.

(C)

Tangible equity and tangible assets excluding PPP loans are calculated by excluding the balance of intangible assets from shareholders’ equity and excluding the balance of intangible assets and PPP loans from total assets. Tangible equity as a percentage of tangible assets excluding PPP loans at period end is calculated by dividing tangible equity by tangible assets excluding PPP loans at period end.  See Non-GAAP financial measures reconciliation included in these tables.

(D)	Book value per common share is calculated by dividing shareholders’ equity by period end common shares outstanding
(E)

Tangible book value per excludes intangible assets.  Tangible book value per share is calculated by dividing tangible equity by period end common shares outstanding.  See Non-GAAP financial measures reconciliation tables.

(F)	Regulatory well capitalized standard = 5.00% ($273 million)
(G)	Regulatory well capitalized standard = 6.50% ($268 million)
(H)	Regulatory well capitalized standard = 8.00% ($330 million)
(I)	Regulatory well capitalized standard = 10.00% ($413 million)
(J)	PPP loans with a balance of $547 million increased our total assets at June 30, 2020. Equity to total assets would be 8.86% if PPP loans were excluded from total assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

LOANS CLOSED

(Dollars in Thousands)

(Unaudited)

	For the Quarters Ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
	2020	2020	2019	2019	2019
Residential loans retained	$18,627	$14,831	$17,115	$19,073	$21,998
Residential loans sold	37,061	19,391	21,255	15,846	9,785
Total residential loans	55,688	34,222	38,370	34,919	31,783
Commercial real estate	748	8,858	52,630	43,414	34,204
Multifamily	11,960	61,998	63,627	77,138	58,604
Commercial (C&I) loans (A) (B)	99,294	42,908	174,946	228,903	143,944
SBA (C)	595,651	13,830	19,195	3,510	3,740
Wealth lines of credit (A)	500	3,250	42,575	6,980	6,725
Total commercial loans	708,153	130,844	352,973	359,945	247,217
Installment loans	950	256	984	362	1,497
Home equity lines of credit (A)	4,280	3,632	2,414	5,631	3,626
Total loans closed	$769,071	$168,954	$394,741	$400,857	$284,123

	For the Six Months Ended
	June 30,	June 30,
	2020	2019
Residential loans retained	$33,458	$32,837
Residential loans sold	56,452	12,875
Total residential loans	89,910	45,712
Commercial real estate	9,606	55,229
Multifamily	73,958	79,726
Commercial (C&I) loans (A) (B)	142,202	285,072
SBA (C)	609,481	12,790
Wealth lines of credit (A)	3,750	14,105
Total commercial loans	838,997	446,922
Installment loans	1,206	2,055
Home equity lines of credit (A)	7,912	5,233
Total loans closed	$938,025	$499,922

(A)	Includes loans and lines of credit that closed in the period but not necessarily funded.
(B)	Includes equipment finance.
(C)	Includes PPP loans of $596 million for the three and six months ended June 30, 2020.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	June 30, 2020			June 30, 2019
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$437,288	$2,108	1.93%	$392,079	$2,639	2.69%
Tax-exempt (A) (B)	10,137	129	5.09	16,913	206	4.87

Loans (B) (C):
Mortgages	530,087	4,497	3.39	568,020	4,835	3.40
Commercial mortgages	2,083,310	16,147	3.10	1,786,086	17,581	3.94
Commercial	2,038,530	18,204	3.57	1,417,112	17,303	4.88
Commercial construction	3,296	44	5.34	—	—	—
Installment	52,859	371	2.81	54,565	585	4.29
Home equity	54,869	453	3.30	63,112	818	5.18
Other	318	7	8.81	375	10	10.67
Total loans	4,763,269	39,723	3.34	3,889,270	41,132	4.23
Federal funds sold	102	—	0.25	101	—	0.25
Interest-earning deposits	497,764	109	0.09	241,129	1,265	2.10
Total interest-earning assets	5,708,560	42,069	2.95%	4,539,492	45,242	3.99%
Noninterest-earning assets:
Cash and due from banks	5,437			5,280
Allowance for loan and lease losses	(64,109)			(39,138)
Premises and equipment	21,462			21,176
Other assets	234,357			127,798
Total noninterest-earning assets	197,147			115,116
Total assets	$5,905,707			$4,654,608

LIABILITIES:
Interest-bearing deposits:
Checking	$1,748,753	$1,642	0.38%	$1,266,909	$4,123	1.30%
Money markets	1,207,816	1,473	0.49	1,197,998	4,415	1.47
Savings	118,878	16	0.05	112,693	16	0.06
Certificates of deposit – retail	676,498	3,147	1.86	610,493	3,461	2.27
Subtotal interest-bearing deposits	3,751,945	6,278	0.67	3,188,093	12,015	1.51
Interest-bearing demand – brokered	150,330	700	1.86	180,000	836	1.86
Certificates of deposit – brokered	33,729	264	3.13	46,639	326	2.80
Total interest-bearing deposits	3,936,004	7,242	0.74	3,414,732	13,177	1.54
Borrowings	330,514	1,127	1.36	105,000	838	3.19
Capital lease obligation	7,270	87	4.79	8,052	97	4.82
Subordinated debt	83,496	1,222	5.85	83,272	1,223	5.87
Total interest-bearing liabilities	4,357,284	9,678	0.89%	3,611,056	15,335	1.70%
Noninterest-bearing liabilities:
Demand deposits	873,926			497,853
Accrued expenses and other liabilities	171,814			58,721
Total noninterest-bearing liabilities	1,045,740			556,574
Shareholders’ equity	502,683			486,978
Total liabilities and shareholders’ equity	$5,905,707			$4,654,608
Net interest income		$32,391			$29,907
Net interest spread			2.06%			2.29%
Net interest margin (D)			2.27%			2.64%

(A)	Average balances for available for sale securities are based on amortized cost.
(B)	Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.
(C)	Loans are stated net of unearned income and include nonaccrual loans.
(D)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	June 30, 2020			March 31, 2020
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$437,288	$2,108	1.93%	$411,806	$2,459	2.39%
Tax-exempt (A) (B)	10,137	129	5.09	10,534	131	4.97

Loans (B) (C):
Mortgages	530,087	4,497	3.39	535,114	4,576	3.42
Commercial mortgages	2,083,310	16,147	3.10	1,955,808	18,483	3.78
Commercial	2,038,530	18,204	3.57	1,758,137	18,593	4.23
Commercial construction	3,296	44	5.34	5,629	88	6.25
Installment	52,859	371	2.81	53,983	464	3.44
Home equity	54,869	453	3.30	55,654	614	4.41
Other	318	7	8.81	364	9	9.89
Total loans	4,763,269	39,723	3.34	4,364,689	42,827	3.92
Federal funds sold	102	—	0.25	102	—	0.25
Interest-earning deposits	497,764	109	0.09	251,566	552	0.88
Total interest-earning assets	5,708,560	42,069	2.95%	5,038,697	45,969	3.65%
Noninterest-earning assets:
Cash and due from banks	5,437			5,517
Allowance for loan and lease losses	(64,109)			(44,368)
Premises and equipment	21,462			21,145
Other assets	234,357			161,452
Total noninterest-earning assets	197,147			143,746
Total assets	$5,905,707			$5,182,443

LIABILITIES:
Interest-bearing deposits:
Checking	$1,748,753	$1,642	0.38%	$1,540,798	$3,447	0.89%
Money markets	1,207,816	1,473	0.49	1,192,049	2,981	1.00
Savings	118,878	16	0.05	110,905	15	0.05
Certificates of deposit – retail	676,498	3,147	1.86	698,019	3,694	2.12
Subtotal interest-bearing deposits	3,751,945	6,278	0.67	3,541,771	10,137	1.14
Interest-bearing demand – brokered	150,330	700	1.86	180,000	923	2.05
Certificates of deposit – brokered	33,729	264	3.13	33,715	263	3.12
Total interest-bearing deposits	3,936,004	7,242	0.74	3,755,486	11,323	1.21
Borrowings	330,514	1,127	1.36	183,398	1,012	2.21
Capital lease obligation	7,270	87	4.79	7,475	90	4.82
Subordinated debt	83,496	1,222	5.85	83,439	1,223	5.86
Total interest-bearing liabilities	4,357,284	9,678	0.89%	4,029,798	13,648	1.35%
Noninterest-bearing liabilities:
Demand deposits	873,926			542,557
Accrued expenses and other liabilities	171,814			101,662
Total noninterest-bearing liabilities	1,045,740			644,219
Shareholders’ equity	502,683			508,426
Total liabilities and shareholders’ equity	$5,905,707			$5,182,443
Net interest income		$32,391			$32,321
Net interest spread			2.06%			2.30%
Net interest margin (D)			2.27%			2.57%

(A)	Average balances for available for sale securities are based on amortized cost.
(B)	Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.
(C)	Loans are stated net of unearned income and include nonaccrual loans.
(D)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

SIX MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	June 30, 2020			June 30, 2019
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$424,547	$4,567	2.15%	$389,835	$5,323	2.73%
Tax-exempt (A) (B)	10,335	260	5.03	17,128	416	4.86

Loans (B) (C):
Mortgages	532,601	9,073	3.41	569,818	9,730	3.42
Commercial mortgages	2,019,559	34,629	3.43	1,805,123	35,603	3.94
Commercial	1,898,334	36,798	3.88	1,398,452	34,053	4.87
Commercial construction	4,462	132	5.92	—	—	—
Installment	53,421	835	3.13	54,889	1,162	4.23
Home equity	55,261	1,067	3.86	61,773	1,583	5.13
Other	341	16	9.38	394	21	10.66
Total loans	4,563,979	82,550	3.62	3,890,449	82,152	4.22
Federal funds sold	102	—	0.25	101	—	0.25
Interest-earning deposits	374,665	661	0.35	239,201	2,535	2.12
Total interest-earning assets	5,373,628	88,038	3.28%	4,536,714	90,426	3.99%
Noninterest-earning assets:
Cash and due from banks	5,477			5,339
Allowance for loan and lease losses	(54,238)			(39,044)
Premises and equipment	21,304			21,321
Other assets	197,904			124,965
Total noninterest-earning assets	170,447			112,581
Total assets	$5,544,075			$4,649,295

LIABILITIES:
Interest-bearing deposits:
Checking	$1,644,776	$5,089	0.62%	$1,275,711	$7,833	1.23%
Money markets	1,199,932	4,454	0.74	1,202,973	8,750	1.45
Savings	114,892	31	0.05	113,345	32	0.06
Certificates of deposit – retail	687,258	6,841	1.99	608,845	6,695	2.20
Subtotal interest-bearing deposits	3,646,858	16,415	0.90	3,200,874	23,310	1.46
Interest-bearing demand – brokered	165,165	1,623	1.97	180,000	1,575	1.75
Certificates of deposit – brokered	33,722	527	3.13	51,371	691	2.69
Total interest-bearing deposits	3,845,745	18,565	0.97	3,432,245	25,576	1.49
Borrowings	256,956	2,139	1.66	105,448	1,672	3.17
Capital lease obligation	7,373	177	4.80	8,147	196	4.81
Subordinated debt	83,467	2,445	5.86	83,243	2,447	5.88
Total interest-bearing liabilities	4,193,541	23,326	1.11%	3,629,083	29,891	1.65%
Noninterest-bearing liabilities:
Demand deposits	708,242			484,632
Accrued expenses and other liabilities	136,738			55,274
Total noninterest-bearing liabilities	844,980			539,906
Shareholders’ equity	505,554			480,306
Total liabilities and shareholders’ equity	$5,544,075			$4,649,295
Net interest income		$64,712			$60,535
Net interest spread			2.17%			2.34%
Net interest margin (D)			2.41%			2.67%

(A)	Average balances for available for sale securities are based on amortized cost.
(B)	Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.
(C)	Loans are stated net of unearned income and include nonaccrual loans.
(D)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION

Tangible book value per share and tangible equity as a percentage of tangible assets at period end are non-GAAP financial measures derived from GAAP-based amounts.  We calculate tangible equity and tangible assets by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively.  We calculate tangible book value per share by dividing tangible equity by period end common shares outstanding, as compared to book value per common share, which we calculate by dividing shareholders’ equity by period end common shares outstanding.  We calculate tangible equity as a percentage of tangible assets at period end by dividing tangible equity by tangible assets at period end.  We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios.

The efficiency ratio is a non-GAAP measure of expense control relative to recurring revenue.  We calculate the efficiency ratio by dividing total noninterest expenses, excluding ORE provision, as determined under GAAP, by net interest income and total noninterest income as determined under GAAP, but excluding net gains/(losses) on loans held for sale at lower of cost or fair value and excluding net gains on securities from this calculation, which we refer to below as recurring revenue.  We believe that this provides one reasonable measure of core expenses relative to core revenue.

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios.  Our management internally assesses our performance based, in part, on these measures.  However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures.  As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titles measures reported by other companies.  A reconciliation of the non-GAAP measures of tangible common equity, tangible book value per share and efficiency ratio to the underlying GAAP numbers is set forth below.

Non-GAAP Financial Reconciliation

(Dollars in thousands, except share data)

	Three Months Ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
Tangible Book Value Per Share	2020 (B)	2020 (A)	2019	2019	2019
Shareholders’ equity	$507,980	$496,440	$503,652	$495,350	$493,888
Less: Intangible assets, net	39,943	40,265	40,588	41,111	31,941
Tangible equity	468,037	456,175	463,064	454,239	461,947

Period end shares outstanding	18,905,135	18,852,523	18,926,810	18,999,241	19,456,312
Tangible book value per share	$24.76	$24.20	$24.47	$23.91	$23.74
Book value per share	26.87	26.33	26.61	26.07	25.38

Tangible Equity to Tangible Assets
Total assets	$6,281,215	$5,831,458	$5,182,879	$4,925,409	$4,871,234
Less: Intangible assets, net	39,943	40,265	40,588	41,111	31,941
Tangible assets	6,241,272	5,791,193	5,142,291	4,884,298	4,839,293
Less: PPP Loans	547,004	—	—	—	—
Tangible Assets excluding PPP Loans	5,694,268	5,791,193	5,142,291	4,884,298	4,839,293
Tangible equity to tangible assets	7.50%	7.88%	9.01%	9.30%	9.55%
Tangible equity to tangible assets excluding PPP loans	8.22%	7.88%	9.01%	9.30%	9.55%
Equity to assets (A)	8.09%	8.51%	9.72%	10.06%	10.14%

(A)	PPP loans with a balance of $547 million increased our total assets at June 30, 2020. Equity to total assets would be 8.86% if PPP loans were excluded from total assets.

	Three Months Ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
Efficiency Ratio	2020	2020	2019	2019	2019
Net interest income	$31,971	$31,747	$30,914	$30,085	$29,268
Total other income	12,626	14,517	15,525	14,416	13,026
Less: Loss on loans held for sale
at lower of cost or fair value	—	3	4	6	—
Less: Income from life insurance proceeds	—	—	—	—	—
Add: Securities (gains)/losses, net	(125)	(198)	45	(34)	(69)
Total recurring revenue	44,472	46,069	46,488	44,473	42,225

Operating expenses	29,014	28,235	26,701	26,259	26,173
Less: ORE provision	—	—	—	—	—
Total operating expense	29,014	28,235	26,701	26,259	26,173

Efficiency ratio	65.24%	61.29%	57.44%	59.04%	61.98%

	For the Six Months Ended
	June 30,	June 30,
Efficiency Ratio	2020	2019
Net interest income	$63,718	$59,275
Total other income	27,143	24,755
Add: Securities (gains)/losses, net	(323)	(128)
Less: Loss/(gain) on loans held for sale
at lower of cost or fair value	3	—
Total recurring revenue	90,541	83,902

Operating expenses	57,249	51,888
Less: ORE provision	—	—
Total operating expense	57,249	51,888

Efficiency ratio	63.23%	61.84%